Exhibit 10.26

Magda Michna

2411 N Hall St, Unit 32

Dallas, TX, 75204 Dear Magda:

I am very pleased to set forth the following terms and conditions of your continued employment and compensation with Presbia PLC (“Presbia”) effective January 1, 2018. Please confirm your acceptance of these terms by countersigning this letter below and returning it to me by January 8, 2018.

1.Position. You will continue to be Vice President of Clinical Affairs of Presbia.

2.Annual Base Salary/ Bonus/Equity. Your annual base salary will be $330,000. Your target annual cash bonus for 2018 and thereafter will be $100,000.

3.Equity Awards. You were previously awarded 50,000 restricted share units (“RSUs”) under the Presbia PLC Incentive Plan (the “Plan”) on March 14, 2017 (the “2017 Award”). The 2017 Award will be replaced by an award of 70,000 RSUs (the “Replacement Award”).  Vesting of  the Replacement Award is contingent upon premarket approval of Presbia Flexivue Microlens by the U.S. Food and Drug Administration. You will also be awarded 140,000 additional RSUs under the Plan (the “New Award” and together with the Replacement Award, the “Awards”), 50% of which will vest on December 31, 2020 and 50% of which will vest on December 31, 2022. Except as set forth in paragraph 4 below, all RSUs under the Awards will be subject to forfeiture if you incur a “Termination of Employment” (as defined by the Plan) prior to the applicable vesting event/date. All RSUs will become vested in the event that a “Change of Control” of Presbia (as defined by the Plan) occurs, provided that you have not previously incurred a Termination of Employment. Complete terms of the Awards will be set forth in Restricted Share Unit Grants Agreements which will be provided shortly.

4.Severance. In the event that your employment with Presbia is involuntarily terminated without “Cause” (as defined below), subject to your execution of Presbia’s standard form of separation and release agreement (i) you will continue to be paid, as severance, your then annual rate base salary for a period of three months (the “Severance Period”), (ii) the Replacement Award will become fully vested, and (iii) subject to your timely election of, and continued eligibility for, continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plan which covers you as of your date of termination, the Company will waive (or reimburse you on a monthly basis for) the cost of such COBRA coverage until the earlier of (x) the date that COBRA coverage terminates (but for not longer than the expiration of the Severance Period), or

(y) the date that you are covered under another group health plan; provided, however, that the Company will not waive (or reimburse) any cost of COBRA for a month in excess of what the

Company  at  such  time  pays  toward  the  cost  of  your  health  coverage).  “Cause”  means  (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes Presbia or any of its subsidiaries (collectively, the “Presbia Group”) public disgrace or disrepute, or adversely affects the Presbia Group’s operations or financial performance or the relationship the Presbia Group has with its customers or vendors, (ii) gross negligence or willful misconduct with respect to the Presbia Group, including, without limitation fraud, embezzlement, theft or dishonesty; (iii) refusal to perform any lawful, material obligation or fulfill any duty to the Presbia Group (other than due to a disability), which refusal, if curable, is not cured within 10 days after delivery of written notice thereof; (iv) material breach of any agreement with or duty owed to the Presbia Group or breach of Presbia policy, which breach, if curable, is not cured within 10 days after the delivery of written notice thereof; or (v) any breach of any obligation or duty to the Presbia Group (whether arising by statute, common law or agreement) relating to confidentiality, nonsolicitation or proprietary rights.

5.At-Will Employment. Nothing contained in this letter agreement is to be construed as a right to continue in the employment of Presbia, and you and Presbia each reserve the right to terminate your employment at any time and for any reason. Accordingly, your employment remains “at- will”.

6.Tax Withholding. All payments to you hereunder shall be subject to such tax withholding obligations as may be required by law. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A.

7.Governing Law. This letter agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

8.Entire Agreement. This letter represents the entire agreement between you and Presbia with respect to the subject matter hereof and supersedes all prior written or oral understandings relating to these matters; provided, however, that the Presbia Employee Confidentiality Agreement that you previously executed on December 20, 2016 shall remain in full force and effect.

By countersigning and returning this letter agreement to me by January 8, 2018, you will have accepted and agreed to the terms and conditions set forth herein. This letter will be deemed withdrawn if you do not return it to me by that date.

Regards,

/s/ Mark Yung
Mark Yung

AGREED AND ACCEPTED:

/s/ Magda Michna
Name: Magda Michna Date: January 8, 2018

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